TRANSGLOBE ENERGY CORPORATION ANNOUNCES ITS PARTICIPATION IN THE VIRTUAL SUMMER SUMMIT

AIM & TSX:  “TGL” & NASDAQ:  “TGA”

Calgary, Alberta, June 9, 2020 - TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that the Company will be participating at the upcoming Virtual Summer Summit June 9 to June 12, 2020.  TransGlobe will be presenting on Wednesday, June 10, 2020 at 10:20 am EDT/3:20 pm BST.

Interested persons may access the webcast at:

https://www.webcaster4.com/Webcast/Page/2038/35051

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Sole Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)

Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888